Exhibit 99.1

Voyager Oil and Gas Announces Significant Niobrara Producer

BILLINGS, MONTANA — November 15, 2010 — Voyager Oil & Gas, Inc. [OTBB: VYOG] (“Voyager”) today provides an operations update regarding its D-J Basin Niobrara activity.

Voyager currently controls a 50% interest in 44,000 net acres in the D-J Basin Niobrara play in a joint venture with Slawson Exploration.  Voyager recently participated with Slawson Exploration in three previously announced Niobrara test wells in Weld County, Colorado.  Two of the wells, Moonshine #1-36H and Outlaw #16-11-66H experienced significant hydrocarbon shows during drilling and have delineated an additional 22 high-grade locations to be drilled in 2011.

Moonshine #1-36H

Voyager is pleased to announce that the Moonshine #1-36H well located in Weld County Colorado, has achieved a significant increase in oil cut, as expected, and produced at a peak 24 hour rate of 650 barrels of oil.  The Moonshine well is currently flowing up casing at approximately 480 barrels of oil per day with a 95% oil cut without the aid of artificial lift.

Outlaw #16-11-66H

The third well in the Slawson drilling program, the Outlaw #16-11-66H, is scheduled to be fracture stimulated the week of November 22. Based on the hydrocarbon shows during drilling, we expect similar results as the Moonshine #1-36H well after flowback and cleanup.

Additional Drilling Locations

Slawson Exploration has completed the construction of drilling pads for 22 additional Niobrara drilling locations in Weld County, Colorado.  Surface casing has been set on all 22 locations which increased the term on each lease by one year.  All 22 of these wells are high-grade locations and have been delineated by the Moonshine and Outlaw wells. Based on the costs of the first three wells, Slawson expects drilling and completion costs for the next 22 wells to be approximately $3.2 million per location, $1 million less than original AFE estimates.

J.R. Reger, CEO of Voyager Oil & Gas, commented, “The favorable results from the Moonshine well solidify our expectations of the D-J Basin Niobrara as an impressive resource play and Slawson Exploration as a premier horizontal oil resource innovator.  We have high-graded 22 drilling locations for 2011 and will continue to acquire additional acreage and drilling opportunities in the core of the D-J Basin Niobrara play.  Just as in the early stages of any resource play, we are seeing a steep learning curve, rapidly increasing efficiencies and evolving completion techniques.  These latest results confirm our belief that the Niobrara Shale is a world class resource play.  We are happy to have been involved early with an acreage cost of less than $500/acre.”

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 145,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  22,000 net acres targeting the Niobrara in Colorado and Wyoming;

•                  800 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding our business strategy and prospects, are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.